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                                                          EXHIBIT (12)



        COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES AND
    EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDEND
                             REQUIREMENTS


                                                              Twelve
                                                           Months Ended
                                                             March 31,
                                                               1996
Income before provision for income taxes and fixed         $  45,047,230
charges (Note A)

Fixed charges:
Interest on first mortgage bonds                           $  14,109,162
Amortization of debt discount and expense less premium           852,523
Interest on short-term debt                                      412,679
Other interest                                                   279,695
Rental expense representative of an interest factor (Note        117,887
B)

Total fixed charges                                           15,771,946

Preferred stock dividend requirements:
Preferred stock dividend requirements not deductible for       2,338,304
tax purposes
Ratio of income before provision for incomes taxes to net          1.551
income

Nondeductible dividend requirements                            3,626,710
Deductible dividends                                              78,036

Total preferred stock dividend requirements                    3,704,746

Total combined fixed charges and preferred stock dividend $ 19,476,692 requirements

Ratio of earnings to fixed charges                                 2.86x

Ratio of earnings to combined fixed charges and preferred          2.31x
stock dividend requirements
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[FN]
NOTE A: For the purpose of determining earnings in the calculation of the ratio, net income has been increased by the provision for income taxes, non-operating income taxes and by the sum of fixed charges as shown above.

NOTE B:  One-third of rental expense (which approximates the interest factor).